Filed pursuant to Rule 424(b)(3)

Registration No.: 333-270353

PROSPECTUS SUPPLEMENT No. 19

(To the Prospectus dated May 2, 2024)

BIODEXA PHARMACEUTICALS PLC

8,203,200 Ordinary Shares Representing 20,508 American Depositary Shares

This prospectus supplement No. 19 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 3 to Registration Statement on Form F-1, effective as of May 2, 2024 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 8,203,200 of our ordinary shares, nominal value £0.001 per share, represented by 20,508 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Form 6-K, filed with the Securities and Exchange Commission on January 17, 2025.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on January 16, 2025 was $4.35.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is January 17, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

Form 6-K

_________________

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of January 2025

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒      Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

The information included in this Report on Form 6-K, including Exhibit 10.1 and Exhibit 10.2, shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-267932) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this Report on Form 6-K is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Item 1.01.	Entry into Material Definitive Agreement.

Securities Purchase Agreement

On January 17, 2025, Biodexa Pharmaceuticals Plc (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with C/M Capital Master Fund, LP (the “Purchaser”), pursuant to which the Company, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, has the right, but not the obligation, to sell to the Purchaser, and the Purchaser is obligated to purchase, up to $35 million of newly issued shares (the “Purchase Shares”) of the Company’s American Depositary Shares (the “Depositary Shares”), each representing 10,000 of the Company’s ordinary shares, nominal value £0.00005 each (the “Ordinary Shares”).

As consideration for the Purchaser’s execution and delivery of the Purchase Agreement, the Company has agreed to pay to the Purchaser a fee of $875,000 in cash (the “Commitment Fee”), of which (i) $612,500 shall be paid to the Purchaser concurrently with the execution of the Purchase Agreement and (ii) the balance of such Commitment Fee shall be paid to the Purchaser, in a pro rata fashion, simultaneously with the delivery of any Purchase Shares under the Purchase Agreement (each, a “Commitment Fee Payment Date”). If the Company were to fail to pay the applicable portion of the Commitment Fee to the Purchaser on the applicable Commitment Fee Payment Date, the Company has the right, in its sole discretion, to issue Depositary Shares representing the value of the applicable portion of the Commitment Fee (the “Commitment Shares,” and together with the Purchase Shares, the “Securities”) to release the Company of its liability to pay the Commitment Fee, valued at the closing sale price of the Depositary Shares on the trading day immediately prior to the date of the Purchase Agreement.

The Company does not have a right to commence any sales of Depositary Shares to the Purchaser under the Purchase Agreement until the time when all of the conditions to the Company’s right to commence sales of Depositary Shares to the Purchaser set forth in the Purchase Agreement have been satisfied, including that a registration statement covering the resale of the Securities is declared effective by the United States Securities and Exchange Commission (the “SEC”) and the final form of prospectus contained therein is filed with the SEC (the “Commencement Date”).

Over the 36-month period from and after the Commencement Date (unless the Purchase Agreement is terminated earlier in accordance with its terms), the Purchaser has no right to require the Company to sell any Depositary Shares to the Purchaser, but the Purchaser is obligated to make purchases as the Company directs, subject to certain conditions. There are no upper limits on the price per share that the Purchaser must pay for the Depositary Shares. Actual sales of Depositary Shares to the Purchaser will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Company’s Depositary Shares and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

At any time from and after the Commencement Date, on any business day on which the previous business day’s closing sale price of the Depositary Shares was equal to or greater than $1.00 (the “Purchase Date”), the Company may direct the Purchaser to purchase a specified number of Depositary Shares (a “Fixed Purchase”) not to exceed $200,000, at a purchase price equal to the lesser of 95% of (i) the daily volume weighted average price (the “VWAP”) of the Depositary Shares for the five trading days immediately preceding the applicable Purchase Date for such Fixed Purchase and (ii) the lowest sale price of a Depositary Share on the trading day immediately prior to such applicable Purchase Date.

In addition, at any time from and after the Commencement Date, on any business day on which the previous business day’s closing sale price of the Depositary Shares is equal to or greater than $1.00 and such business day is also the Purchase Date for a Fixed Purchase of an amount of shares of Depository Shares not less than the applicable Fixed Purchase Maximum Amount (as defined in the Purchase Agreement) (the “VWAP Purchase Date”), the Company may also direct the Purchaser to purchase an additional number of shares of Depositary Shares in an amount up to the VWAP Purchase Maximum Amount (as defined in the Purchase Agreement) (a “VWAP Purchase”) at a purchase price equal to the lesser of 95% of (i) the closing sale price of a share of Depositary Shares on the trading day immediately prior to such applicable Purchase Date and (ii) the VWAP during the period on the applicable VWAP Purchase Date beginning at the opening of trading and ending at the VWAP Purchase Termination Time (as defined in the Purchase Agreement).

At any time from and after the Commencement Date, on any business day that is also the VWAP Purchase Date for a VWAP Purchase, the Company may also direct the Purchaser to purchase, on such same business day (the “Additional VWAP Purchase Date”), an additional number of shares of Depositary Shares in an amount up to the Additional VWAP Purchase Maximum Amount (as defined in the Purchase Agreement) (an “Additional VWAP Purchase”) at a purchase price equal to the lesser of 95% of (i) the closing price of a Depositary Share on the trading day immediately prior to such applicable Purchase Date and (ii) the VWAP during the Additional VWAP Purchase Period (as defined in the Purchase Agreement) on the applicable Additional VWAP Purchase Date.

2

If the Company makes certain issuances of Company securities within a specified period of time after a Purchase Date and such securities are issued at prices (the “New Issuance Price”) less than the prices to be paid by the Purchaser in such Fixed Purchase, VWAP Purchase or Additional VWAP Purchase, the purchase price for such applicable Fixed Purchase, VWAP Purchase and Additional VWAP Purchase would be reduced to the New Issuance Price, subject to the terms and conditions set forth in the Purchase Agreement.

Under the Purchase Agreement, in no event may the aggregate amount of Purchase Shares submitted in any single or combination of VWAP Purchase notices and/or Additional VWAP Purchase notices on a particular date require a payment from the Purchaser to the Company that exceeds $2,500,000, unless such limitation is waived by the Purchaser.

In addition, the Purchaser is not obligated to buy any Ordinary Shares (including Ordinary Shares represented by Depositary Shares) pursuant to the Purchase Agreement if such Ordinary Shares (including Ordinary Shares represented by Depositary Shares), when aggregated with all other Ordinary Shares (including Ordinary Shares represented by Depositary Shares) then beneficially owned by the Purchaser and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder) following the applicable purchase by the Purchaser, would result in the Purchaser beneficially owning Ordinary Shares (including Ordinary Shares represented by Depositary Shares) in excess of 4.99% of the then-outstanding Ordinary Shares (including Ordinary Shares represented by Depositary Shares) following such purchase or acquisition by the Purchaser (the “Beneficial Ownership Limitation”), provided, however, the Purchaser may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon sixty-one days’ prior written notice to the Company. For the avoidance of doubt, the Beneficial Ownership Limitation in no event will exceed 9.99% of the number of Ordinary Shares (including Ordinary Shares represented by Depositary Shares) outstanding immediately after giving effect to the issuance of shares of Ordinary Shares (including Ordinary Shares represented by Depositary Shares) pursuant to the Purchase Agreement.

The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares to the Purchaser. The Company expects that any proceeds received by the Company from such sales to the Purchaser will be used to fund its development program, for working capital and other general corporate purposes.

The Company has the right to terminate the Purchase Agreement at any time, upon one business day’s notice, at no cost or penalty. During any “suspension event” under the Purchase Agreement, the Purchaser does not have the right to terminate the Purchase Agreement; however, the Company may not initiate any regular or other purchase of shares by the Purchaser, until such event of default is cured. In addition, in the event of bankruptcy proceedings by or against the Company, the Purchase Agreement will automatically terminate in accordance with the terms of the Purchase Agreement.

Registration Rights Agreement

Concurrent with the execution of the Purchase Agreement, the Company entered into a registration rights agreement with the Purchaser (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement on Form F-1 with the SEC covering the resale of the Securities, on or before the 45th calendar day following the date of the Registration Rights Agreement and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC at the earliest practicable date, subject to limited exceptions described therein. The registration rights granted under the Registration Rights Agreement are subject to certain conditions and limitations and are subject to customary indemnification and contribution provisions.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

3

In the Purchase Agreement, the Purchaser represented to the Company, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)). The securities referred to in this Report on Form 6-K are being issued and sold by the Company to the Purchaser in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Report on Form 6-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of January 2025, and incorporated by reference herein, is:

Exhibit Number	Description
10.1*	Securities Purchase Agreement, dated January 17, 2025, by and between Biodexa Pharmaceuticals PLC and C/M Capital Master Fund, LP.
10.2	Registration Rights Agreement, dated January 17, 2025, by and between Biodexa Pharmaceuticals PLC and C/M Capital Master Fund, LP.

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: January 17, 2025	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and Chief Financial Officer

5

Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of January 17, 2025 (the “Execution Date”), by and between BIODEXA PHARMACEUTICALS PLC, a company incorporated under the laws of England and Wales (the “Company”), and C/M CAPITAL MASTER FUND, LP, a Delaware limited partnership (the “Investor”).

WHEREAS:

Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Investor, and the Investor wishes to buy from the Company, from time to time and as provided herein, up to Thirty-Five Million Dollars ($35,000,000) of the Company’s American Depositary Shares (the “Depositary Shares”), each representing 10,000 of the Company’s ordinary shares, nominal value £0.00005 each (the “Ordinary Shares”). The Depositary Shares to be purchased hereunder are referred to herein as the “Purchase Shares.”

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor, intending to be legally bound, hereby agree as follows:

1.       CERTAIN DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)       “Additional VWAP Purchase Date” means, with respect to an Additional VWAP Purchase made pursuant to Section 2(c) hereof, the Business Day (i) that is the VWAP Purchase Date with respect to the corresponding VWAP Purchase referred to in clause (i) of the proviso in the second sentence of Section 2(c) hereof and (ii) on which the Investor receives, after 2:00 p.m., Eastern time, but prior to 4:00 p.m., Eastern time, on such Business Day, a valid Additional VWAP Purchase Notice for such Additional VWAP Purchase in accordance with this Agreement.

(b)       “Additional VWAP Purchase Minimum Price Threshold” means, with respect to an Additional VWAP Purchase made pursuant to Section 2(c) hereof, eighty-five percent (85%) of the Closing Sale Price of the Depositary Shares on the Business Day immediately preceding the applicable Additional VWAP Purchase Date with respect to such Additional VWAP Purchase.

(c)       “Additional VWAP Purchase Notice” means, with respect to an Additional VWAP Purchase made pursuant to Section 2(c) hereof, an irrevocable written notice from the Company to the Investor directing the Investor to purchase the number of Purchase Shares specified by the Company therein as the Additional VWAP Purchase Share Amount to be purchased by the Investor (such specified Additional VWAP Purchase Share Amount subject to adjustment in accordance with Section 2(c) hereof as necessary to give effect to the Purchase Share amount limitations applicable to such Additional VWAP Purchase Share Amount as set forth in this Agreement) at the applicable Additional VWAP Purchase Price on the applicable Additional VWAP Purchase Date for such Additional VWAP Purchase.

(d)       “Additional VWAP Purchase Price” means, with respect to an Additional VWAP Purchase made pursuant to Section 2(c) hereof, the lesser of ninety-five percent (95%) of (i) the Closing Sale Price of the Depositary Shares on the Business Day immediately preceding such Additional VWAP Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split, Depositary Share-Ordinary Share ratio change or other similar transaction) and (ii) the VWAP for the period on the applicable Additional VWAP Purchase Date, beginning at the latest of (A) the applicable VWAP Purchase Termination Time with respect to the corresponding VWAP Purchase referred to in clause (i) of the proviso in the second sentence of Section 2(c) hereof on such Additional VWAP Purchase Date, (B) the applicable Additional VWAP Purchase Termination Time with respect to the most recently completed prior Additional VWAP Purchase on such Additional VWAP Purchase Date, as applicable, and (C) the time at which the Depositary has acknowledged the receipt of, and confirmed the processing of, a Depositary Instruction Letter with respect to all Purchase Shares subject to all prior VWAP Purchases and Additional VWAP Purchases (as applicable), including, without limitation, those that have been effected on the same Business Day as the applicable Additional VWAP Purchase Date with respect to which the applicable Additional VWAP Purchase relates (such latest of (ii)(A), (ii)(B) and (ii)(C) above, the “Additional VWAP Purchase Commencement Time”), and ending at the earliest of (X) 2:00 p.m., Eastern time, on such Additional VWAP Purchase Date, (Y) such time, from and after the Additional VWAP Purchase Commencement Time for such Additional VWAP Purchase, that the total number (or volume) of Depositary Shares traded on the Principal Market has exceeded the applicable Additional VWAP Purchase Share Volume Maximum, and (Z) such time, from and after the Additional VWAP Purchase Commencement Time for such Additional VWAP Purchase, that the Sale Price has fallen below the applicable Additional VWAP Purchase Minimum Price Threshold (such earliest of (X), (Y) and (Z) above, the “Additional VWAP Purchase Termination Time”). Notwithstanding the foregoing, in the event that (a) the Investor is the holder of any Depositary Shares on the Additional VWAP Purchase Date that were the subject of an Additional VWAP Purchase Notice for such Additional VWAP Purchase Date, and (b) if within three (3) Business Days following an Additional VWAP Purchase Date, the Company issues or sells any Depositary Shares or Ordinary Share Equivalents (calculated on an as converted, as exercised basis), in each case other than pursuant to an Exempt Issuance, pursuant to which Depositary Shares may be acquired at a New Issuance Price, then at the option of the Investor, the Additional VWAP Purchase Price related to that subject Additional VWAP Purchase Notice may be reduced to the New Issuance Price, subject to Section 2(e)(ii) hereof.

(e)       “Additional VWAP Purchase Share Amount” means, with respect to an Additional VWAP Purchase made pursuant to Section 2(c) hereof, the number of Purchase Shares directed by the Company to be purchased by the Investor on an Additional VWAP Purchase Notice, which number of Purchase Shares shall not exceed $2,500,000 of Purchase Shares.

(f)       “Additional VWAP Purchase Share Percentage” means, with respect to an Additional VWAP Purchase made pursuant to Section 2(c) hereof, thirty percent (30%).

(g)       “Additional VWAP Purchase Share Volume Maximum” means, with respect to an Additional VWAP Purchase made pursuant to Section 2(c) hereof, a number of Depositary Shares equal to (i) the number of Purchase Shares specified by the Company in the applicable Additional VWAP Purchase Notice as the Additional VWAP Purchase Share Amount to be purchased by the Investor in such Additional VWAP Purchase, divided by (ii) the Additional VWAP Purchase Share Percentage (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split, Depositary Share-Ordinary Share ratio change or other similar transaction).

(h)       “Available Amount” means, initially, Thirty-Five Million Dollars ($35,000,000) in the aggregate, which amount shall be reduced by the Purchase Amount each time the Investor purchases Purchase Shares pursuant to Section 2 hereof.

(i)       “Bankruptcy Law” means Title 11, U.S. Code, or any similar U.S. federal or state law for the relief of debtors.

(j)       “Business Day” means any day on which (i) the Principal Market is open for trading, including any day on which the Principal Market is open for trading for a period of time less than the customary time, and (ii) any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United Kingdom or any day on which banking institutions in London, England are authorized or required by law or other governmental action to close.

(k)       “Closing Sale Price” means, for any security as of any date, the last closing sale price on such date for such security on the Principal Market as reported by the Principal Market (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split, Depositary Share-Ordinary Share ratio change or other similar transaction).

(l)       “Companies Act” means the United Kingdom Companies Act 2006.

(m)       “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment), which is designated as “Confidential,” “Proprietary” or some similar designation. Information communicated orally shall be considered Confidential Information if such information is confirmed in writing as being Confidential Information within ten (10) Business Days after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party without confidential restriction at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that (X) the receiving party (1) gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure and (2) furnishes only that portion of the Confidential Information that is legally required to be disclosed, and (Y) any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally required disclosure.

(n)       “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(o)       “Deposit Agreement” means the Second Amended and Restated Deposit Agreement by and among the Company, JPMorgan Chase Bank, N.A., as depositary, and all owners and holders from time to time of American Depositary Shares thereunder.

(p)       “Depositary” means JPMorgan Chase Bank, N.A., as depositary under the Deposit Agreement.

(q)       “DTC” means The Depository Trust Company, or any successor performing substantially the same function for the Company.

(r)       “DWAC Shares” means Depositary Shares that are (i) issued in electronic form, (ii) the resale of which is registered under an effective registration statement and (iii) timely credited, once a DWAC notice is received, by the Company to the Investor’s or its designee’s specified Deposit/Withdrawal at Custodian (DWAC) account with DTC under its Fast Automated Securities Transfer (FAST) Program, or any similar program hereafter adopted by DTC performing substantially the same function.

(s)       “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(t)       “Exempt Issuance” means the issuance of (i) Depositary Shares, Ordinary Share Equivalents, options or other equity incentive awards to employees, officers, directors or vendors of the Company pursuant to any equity incentive plan duly adopted for such purpose, by the Company’s Board of Directors or a majority of the members of a committee of the Board of Directors established for such purpose, (ii) any Securities issued to the Investor pursuant to this Agreement, (iii) any securities issued upon the exercise or exchange of or conversion of any Depositary Shares or Ordinary Share Equivalents held by the Investor at any time, (iv) any securities issued upon the exercise or exchange of or conversion of any Ordinary Share Equivalents that are issued and outstanding on the date of this Agreement, provided that such securities referred to in this clause (iv) have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (v) securities issued pursuant to acquisitions, divestitures, licenses, partnerships, collaborations or strategic transactions approved by the Company’s Board of Directors or a majority of the members of a committee of directors established for such purpose, (vi) Depositary Shares issued pursuant to the Company’s employee share purchase plan or (vii) securities issued by the Company by any method deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, exclusively through a registered broker-dealer, as the Company’s sales agent, pursuant to one or more written agreements between the Company and such registered broker-dealer.

(u)       “Fixed Purchase Date” means, with respect to a Fixed Purchase made pursuant to Section 2(a) hereof, the Business Day on which the Investor receives, after 9:30 a.m., Eastern time, but prior to 11:00 a.m., Eastern time, on such Business Day, a valid Fixed Purchase Notice for such Fixed Purchase in accordance with this Agreement.

(v)       “Fixed Purchase Notice” means, with respect to any Fixed Purchase pursuant to Section 2(a) hereof, an irrevocable written notice from the Company to the Investor directing the Investor to buy such applicable amount of Purchase Shares at the applicable Fixed Purchase Price as specified by the Company therein on the applicable Fixed Purchase Date for such Fixed Purchase.

(w)       “Fixed Purchase Price” means, with respect to any Fixed Purchase made pursuant to Section 2(a) hereof, the lesser of ninety-five percent (95%) of: (i) the lowest Sale Price of the Depositary Shares on the Business Day immediately preceding the applicable Fixed Purchase Date for such Fixed Purchase (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split, Depositary Share-Ordinary Share ratio change or other similar transaction); and (ii) the daily VWAP for the Depositary Shares during the five (5) consecutive Business Days ending on the Business Day immediately preceding such Fixed Purchase Date for such Fixed Purchase (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split, Depositary Share-Ordinary Share ratio change or other similar transaction that occurs on or after the date of this Agreement). Notwithstanding the foregoing, in the event that (a) the Investor is the holder of any Depositary Shares on the Fixed Purchase Date that were the subject of a Fixed Purchase Notice for such Fixed Purchase Date, and (b) if within three (3) Business Days immediately following a Fixed Purchase Date, the Company issues or sells any Depositary Shares or Ordinary Share Equivalents (calculated on an as converted, as exercised basis), in each case other than pursuant to an Exempt Issuance, pursuant to which Depositary Shares may be acquired at a per share price less than the Fixed Purchase Price for such Fixed Purchase (the “New Issuance Price”), then the Fixed Purchase Price related to that subject Fixed Purchase Notice shall be reduced to the New Issuance Price, subject to Section 2(e)(ii) hereof.

(x)       “Floor Price” means, with respect to any Fixed Purchase, VWAP Purchase or Additional VWAP Purchase made pursuant to Section 2 hereof, $1.00, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split, Depositary Share-Ordinary Share ratio change or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, share split, reverse share split, Depositary Share-Ordinary Share ratio change or other similar transaction, the Floor Price shall mean the lower of (i) the adjusted price and (ii) $1.00.

(y)       “Material Adverse Effect” means any material adverse effect on (i) the enforceability of any Transaction Document, (ii) the results of operations, assets, business or financial condition of the Company and its Subsidiaries, taken as a whole, other than any material adverse effect that resulted primarily from (A) any change in the United States or foreign economies or securities or financial markets in general that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (B) any change that generally affects the industry in which the Company and its Subsidiaries operate that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) any change arising in connection with pandemics, earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (D) any action taken, or omitted to be taken, by the Investor, its affiliates or its or their respective successors and assigns with respect to the transactions contemplated by this Agreement or the Registration Rights Agreement, (E) the effect of any change in applicable laws or accounting rules that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (F) any change resulting from compliance with terms of this Agreement or the Registration Rights Agreement or the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement, or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document to be performed as of the date of determination.

(z)       “Maturity Date” means the first day of the month immediately following the thirty-six (36) month anniversary of the Commencement Date.

(aa)     “PEA Period” means the period commencing at 9:30 a.m., Eastern time, on the fifth (5th) Business Day immediately prior to the filing of any post-effective amendment to the Registration Statement (as defined herein) or New Registration Statement (as such term is defined in the Registration Rights Agreement), and ending at 9:30 a.m., Eastern time, on the Business Day immediately following, the effective date of any post-effective amendment to the Registration Statement (as defined herein) or New Registration Statement (as such term is defined in the Registration Rights Agreement).

(bb)     “Ordinary Share Equivalents” means any securities of the Company entitling the holder thereof to acquire at any time Ordinary Shares or Depositary Shares, including, without limitation, any debt, preferred share, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or Depositary Shares.

(cc)     “Person” means an individual or entity including but not limited to any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(dd)     “Principal Market” means The Nasdaq Capital Market (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Depositary Shares are not listed on The Nasdaq Capital Market (or any nationally recognized successor thereto) but is then listed or traded on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, or the OTCQB or the OTCQX operated by OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing), then the “Principal Market” shall mean such other market or exchange on which the Company’s Depositary Shares are then listed or traded.

(ee)      “Purchase Amount” means, with respect to any Fixed Purchase, any VWAP Purchase or any Additional VWAP Purchase made hereunder, as applicable, the portion of the Available Amount to be purchased by the Investor pursuant to Section 2 hereof.

(ff)       “Purchase Date” means any date that is a Fixed Purchase Date, a VWAP Purchase Date and/or an Additional VWAP Purchase Date, as applicable.

(gg)     “Sale Price” means any trade price for the Depositary Shares on the Principal Market as reported by the Principal Market.

(hh)     “SEC” means the U.S. Securities and Exchange Commission.

(ii)        “Securities” means, collectively, the Purchase Shares and, if allotted pursuant to Section 5(e), the Commitment Shares.

(jj)        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(kk)     “Subsidiary” means any Person the Company wholly owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting shares or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

(ll)      “Transaction Documents” means, collectively, this Agreement and the schedules and exhibits hereto, the Registration Rights Agreement and the schedules and exhibits thereto, and each of the other agreements, documents, certificates and instruments entered into or furnished by the parties hereto in connection with the transactions contemplated hereby and thereby.

(mm)     “VWAP” means in respect of a Fixed Purchase Date, a VWAP Purchase Date and an Additional VWAP Purchase Date, as applicable, the volume weighted average price of the Depositary Shares on the Principal Market, as reported by Bloomberg, L.P. using the AQR function.

(nn)      “VWAP Purchase Date” means, with respect to any VWAP Purchase made pursuant to Section 2(b) hereof, the Business Day that is the applicable Fixed Purchase Date with respect to the corresponding Fixed Purchase referred to in clause (i) of the second sentence of Section 2(b) hereof.

(oo)       “VWAP Purchase Minimum Price Threshold” means, with respect to a VWAP Purchase made pursuant to Section 2(b) hereof, eighty-five percent (85%) of the Closing Sale Price of the Depositary Shares on the Business Day immediately preceding the applicable Fixed Purchase Date with respect to the corresponding Fixed Purchase referred to in clause (i) of the second sentence of Section 2(b) hereof.

(pp)      “VWAP Purchase Notice” means, with respect to a VWAP Purchase made pursuant to Section 2(b) hereof, an irrevocable written notice from the Company to the Investor directing the Investor to purchase the number of Purchase Shares specified by the Company therein as the VWAP Purchase Share Amount to be purchased by the Investor (such specified VWAP Purchase Share Amount subject to adjustment in accordance with Section 2(b) hereof as necessary to give effect to the Purchase Share amount limitations applicable to such VWAP Purchase Share Amount as set forth in this Agreement) at the applicable VWAP Purchase Price on the applicable VWAP Purchase Date for such VWAP Purchase.

(qq)      “VWAP Purchase Price” means, with respect to a VWAP Purchase made pursuant to Section 2(b) hereof, the lesser of ninety-five percent (95%) of (i) the Closing Sale Price of Depositary Shares on the Business Day immediately preceding such applicable VWAP Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split, Depositary Share-Ordinary Share ratio change or other similar transaction); and (ii) the VWAP for the period beginning at 9:30:01 a.m., Eastern time, on the applicable VWAP Purchase Date, or such other time publicly announced by the Principal Market as the official open (or commencement) of trading on the Principal Market on such applicable VWAP Purchase Date (the “VWAP Purchase Commencement Time”), and ending at the earliest of (A) 11:00:00 a.m., Eastern time, on such applicable VWAP Purchase Date, (B) such time, from and after the VWAP Purchase Commencement Time for such VWAP Purchase, that the total number (or volume) of Depositary Shares traded on the Principal Market has exceeded the applicable VWAP Purchase Share Volume Maximum, and (C) such time, from and after the VWAP Purchase Commencement Time for such VWAP Purchase, that the Sale Price has fallen below the applicable VWAP Purchase Minimum Price Threshold (such earliest time described in (ii)(A), (ii)(B) and (ii)(C) above, the “VWAP Purchase Termination Time”). Notwithstanding the foregoing, in the event that (a) the Investor is the holder of any Depositary Shares on the VWAP Purchase Date that were the subject of a VWAP Purchase Notice for such VWAP Purchase Date and (b) if within three (3) Business Days following a VWAP Purchase Date, the Company issues or sells any Depositary Shares or Ordinary Share Equivalents (calculated on an as converted, as exercised basis), in each case other than pursuant to an Exempt Issuance, pursuant to which Depositary Shares may be acquired at a New Issuance Price, then at the option of the Investor, the VWAP Purchase Price related to that subject VWAP Purchase Notice may be reduced to the New Issuance Price, subject to Section 2(e)(ii) hereof.

(rr)       “VWAP Purchase Share Amount” means, with respect to a VWAP Purchase made pursuant to Section 2(b) hereof, the number of Purchase Shares directed by the Company to be purchased by the Investor in a VWAP Purchase Notice, which number of Purchase Shares shall not exceed $2,500,000 of Purchase Shares.

(ss)      “VWAP Purchase Share Percentage” means, with respect to a VWAP Purchase made pursuant to Section 2(b) hereof, thirty percent (30%).

(tt)        “VWAP Purchase Share Volume Maximum” means, with respect to a VWAP Purchase made pursuant to Section 2(b) hereof, a number of Depositary Shares equal to (i) the number of Purchase Shares specified by the Company in the applicable VWAP Purchase Notice as the VWAP Purchase Share Amount to be purchased by the Investor in such VWAP Purchase, divided by (ii) the VWAP Purchase Share Percentage (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split, Depositary Share-Ordinary Share ratio change or other similar transaction).

2. PURCHASE OF DEPOSITARY SHARES.

Subject to the terms and conditions set forth in this Agreement, the Company has the right, but not the obligation, to sell to the Investor, in the Company’s sole and absolute discretion, and the Investor has the obligation to purchase from the Company, Purchase Shares as follows:

(a)       Commencement of Fixed Sales of Depositary Shares. Upon the satisfaction of all of the conditions set forth in Sections 7 and 8 hereof (the “Commencement” and the date of satisfaction of such conditions the “Commencement Date”) and thereafter, until the Maturity Date or as earlier terminated in accordance with the terms of this Agreement, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Fixed Purchase Notice from time to time in accordance with this Agreement, to purchase the applicable Purchase Shares at the Fixed Purchase Price on the Fixed Purchase Date therefor in accordance with this Agreement (each such purchase, a “Fixed Purchase”); provided, however that the Investor’s committed obligation under any Fixed Purchase, and in the aggregate of Fixed Purchases, shall not exceed $200,000 of Depositary Shares on any single Business Day, subject to adjustment as set forth below in this Section 2(a) (such maximum number of Purchase Shares, as may be adjusted from time to time, the “Fixed Purchase Share Limit”). If the Company delivers any Fixed Purchase Notice for a Purchase Amount in excess of the limitations contained in the immediately preceding sentence, such Fixed Purchase Notice shall be void ab initio to the extent of the amount by which the number of Purchase Shares set forth in such Fixed Purchase Notice exceeds the number of Purchase Shares that the Company is permitted to include in such Fixed Purchase Notice in accordance herewith, and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such Fixed Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the number of Purchase Shares that the Company is permitted to include in such Fixed Purchase Notice. The Company may deliver a Fixed Purchase Notice to the Investor as often as every Business Day so long as (i) the Closing Sale Price of the Depositary Shares on the Business Day immediately preceding the Fixed Purchase Date is not less than the Floor Price and (ii) the Depositary has acknowledged the receipt of, and confirmed the processing of, a Depositary Instruction Letter with respect to all Purchase Shares subject to any prior Fixed Purchase, or, the Investor has actually received all of the such Purchase Shares. Notwithstanding the foregoing, the Company shall not deliver any Fixed Purchase Notices to the Investor during the PEA Period.

(b)       VWAP Purchases. Subject to the terms and conditions of this Agreement, from and after the Commencement Date, until the Maturity Date or as earlier terminated in accordance with the terms of this Agreement, in addition to Fixed Purchases as described in Section 2(a) above, the Company shall also have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a VWAP Purchase Notice from time to time in accordance with this Agreement, to purchase the applicable VWAP Purchase Share Amount at the VWAP Purchase Price on the VWAP Purchase Date therefor in accordance with this Agreement (each such purchase, a “VWAP Purchase”). The Company may deliver a VWAP Purchase Notice to the Investor only (i) on a Fixed Purchase Date on which the Company also properly submitted a Fixed Purchase Notice providing for a Fixed Purchase of a number of Purchase Shares not less than the Fixed Purchase Share Limit then in effect on such Fixed Purchase Date in accordance with this Agreement, (ii) if the Closing Sale Price of the Depositary Shares on the Business Day immediately preceding such VWAP Purchase Date is not less than the Floor Price, and (iii) if the Depositary has acknowledged the receipt of, and confirmed the processing of, a Depositary Instruction Letter with respect to all Purchase Shares subject to any prior VWAP Purchase, or, the Investor has actually received all of the such Purchase Shares. If the Company delivers any VWAP Purchase Notice directing the Investor to purchase an amount of Purchase Shares that exceeds the VWAP Purchase Share Amount that the Company is then permitted to include in such VWAP Purchase Notice, such VWAP Purchase Notice shall be void ab initio to the extent of the amount by which the number of Purchase Shares set forth in such VWAP Purchase Notice exceeds the VWAP Purchase Share Amount that the Company is then permitted to include in such VWAP Purchase Notice (which shall be confirmed in a VWAP Purchase Confirmation), and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such VWAP Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the VWAP Purchase Share Amount which the Company is permitted to include in such VWAP Purchase Notice. Within one (1) Business Day after each VWAP Purchase Date for a VWAP Purchase, the Investor will provide to the Company a written confirmation of such VWAP Purchase setting forth the applicable VWAP Purchase Share Amount and VWAP Purchase Price for such VWAP Purchase (each, a “VWAP Purchase Confirmation”). Notwithstanding the foregoing, the Company shall not deliver any VWAP Purchase Notices to the Investor during the PEA Period.

(c)       Additional VWAP Purchases. Subject to the terms and conditions of this Agreement, from and after the Commencement Date, until the Maturity Date or as earlier terminated in accordance with the terms of this Agreement, in addition to purchases of Purchase Shares as described in Section 2(a) and Section 2(b) above, the Company shall also have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of an Additional VWAP Purchase Notice on an Additional VWAP Purchase Date in accordance with this Agreement, to purchase the applicable Additional VWAP Purchase Share Amount at the applicable Additional VWAP Purchase Price therefor in accordance with this Agreement (each such purchase, an “Additional VWAP Purchase”). The Company may deliver multiple Additional VWAP Purchase Notices to the Investor on an Additional VWAP Purchase Date; provided, however, that the Company may deliver an Additional VWAP Purchase Notice to the Investor only (i) on a Business Day that is also the VWAP Purchase Date for a VWAP Purchase with respect to which the Company previously properly submitted to the Investor a VWAP Purchase Notice in accordance with this Agreement, (ii) if the Depositary has acknowledged the receipt of, and confirmed the processing of, a Depositary Instruction Letter with respect to all Purchase Shares subject to any prior Additional VWAP Purchases, including, without limitation, those that have been effected on the same Business Day as the applicable Additional VWAP Purchase Date with respect to which the applicable Additional VWAP Purchase relates, or, the Investor has actually received all of the such Purchase Shares, and (iii) if such notice is delivered between 2:00 p.m. to 4:00 p.m., Eastern time. If the Company delivers any Additional VWAP Purchase Notice directing the Investor to purchase an amount of Purchase Shares that exceeds the Additional VWAP Purchase Share Amount that the Company is then permitted to include in such Additional VWAP Purchase Notice, such Additional VWAP Purchase Notice shall be void ab initio to the extent of the amount by which the number of Purchase Shares set forth in such Additional VWAP Purchase Notice exceeds the Additional VWAP Purchase Share Amount that the Company is then permitted to include in such Additional VWAP Purchase Notice (which shall be confirmed in an Additional VWAP Purchase Confirmation), and the Investor shall have no obligation to purchase such excess Purchase Shares in respect of such Additional VWAP Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the Additional VWAP Purchase Share Amount which the Company is permitted to include in such Additional VWAP Purchase Notice. Within one (1) Business Day after each Additional VWAP Purchase Date, the Investor will provide to the Company a written confirmation of each Additional VWAP Purchase on such Additional VWAP Purchase Date setting forth the applicable Additional VWAP Purchase Share Amount and Additional VWAP Purchase Price for each such Additional VWAP Purchase on such Additional VWAP Purchase Date (each, an “Additional VWAP Purchase Confirmation”). Notwithstanding the foregoing, the Company shall not deliver any Additional VWAP Purchase Notices to the Investor during the PEA Period.

(d)       Payment for Purchase Shares.

(i)       For each Fixed Purchase, the Investor shall pay to the Company an amount equal to the Purchase Amount with respect to such Fixed Purchase as full payment for such Purchase Shares via wire transfer of immediately available funds on the third (3rd) Business Day following the Investor’s receipt of the Purchase Shares, if such Purchase Shares are received by the Investor before 1:00 p.m., Eastern time, or, if such Purchase Shares are received by the Investor after 1:00 p.m., Eastern time, the fourth (4th) Business Day following the Investor’s receipt of the Purchase Shares.

(ii)        For each VWAP Purchase and each Additional VWAP Purchase, the Investor shall pay to the Company an amount equal to the Purchase Amount with respect to such VWAP Purchase and Additional VWAP Purchase, respectively, as full payment for such Purchase Shares via wire transfer of immediately available funds on the third (3rd) Business Day following the Investor’s receipt of the Purchase Shares, if such Purchase Shares are received by the Investor before 1:00 p.m., Eastern time, or, if such Purchase Shares are received by the Investor after 1:00 p.m., Eastern time, the fourth (4th) Business Day following the Investor’s receipt of the Purchase Shares.

(iii)       The Company shall not issue any fraction of a Depositary Share upon any Fixed Purchase, VWAP Purchase or Additional VWAP Purchase. If the issuance would result in the issuance of a fraction of a Depositary Share, the Company shall round such fraction of a Depositary Share up or down to the nearest whole share. All payments made under this Agreement shall be made in lawful currency of the United States of America by wire transfer of immediately available funds to such account as the Company (or the Investor, as applicable) may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

(e)       Compliance with Rules of Principal Market. The Company shall not be required or permitted to issue, and the Investor shall not be required to purchase, any Depositary Shares under this Agreement if such issuance would breach or violate the rules or regulations of the Principal Market. Further, in no event may any applicable New Issuance Price under this Agreement result in a price per Security that would violate the rules or regulations of the Principal Market, and the Company shall not undertake any transaction that would result in such a violative New Issuance Price. The Company shall not issue or sell any Depositary Shares pursuant to this Agreement if such issuance or sale would reasonably be expected to result in a violation of the Securities Act.

(f)       Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not issue or sell, and the Investor shall not purchase or acquire, any Ordinary Shares (including Ordinary Shares represented by Depositary Shares) under this Agreement which, when aggregated with all other Ordinary Shares (including Ordinary Shares represented by Depositary Shares) then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates of more than 4.99% of the then issued and outstanding Ordinary Shares following such purchase or acquisition by the Investor (including Ordinary Shares represented by Depositary Shares) (the “Beneficial Ownership Limitation”), provided that, the Investor may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon sixty-one (61) days’ prior written notice to the Company, and further provided that, if as of the Investor and its affiliates holds 5.0% or more of the outstanding Ordinary Shares (including Ordinary Shares represented by Depositary Shares) as of the Execution Date then Beneficial Ownership Limitation shall be 9.99%. Upon the written or oral request of the Investor, the Company shall promptly (but not later than the next Business Day on which the Depositary is open for business) confirm orally or in writing to the Investor the number of Ordinary Shares (including Ordinary Shares represented by Depositary Shares) then outstanding. The Investor and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof. The Investor’s written certification to the Company of the applicability of the Beneficial Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and such result absent manifest error.

(g)       Aggregate VWAP Purchase Limitation. Notwithstanding any other terms of this Agreement, in no event shall the aggregate amount of Purchase Shares submitted in any single or combination of VWAP Purchase Notices and/or Additional VWAP Purchase Notices on a particular related VWAP Purchase Date and/or Additional VWAP Purchase Date require a payment from the Investor that exceeds $2,500,000, unless such limitation is waived by the Investor in its sole discretion as to any single or combination of VWAP Purchase Notices and/or Additional VWAP Purchase Notices on a particular related VWAP Purchase Date and/or Additional VWAP Purchase Date.

(h)       Delivery of Purchase Notice. With respect to each Fixed Purchase Notice, VWAP Purchase Notice and/or Additional VWAP Purchase Notice, the Company shall deliver to the Investor a completed form of purchase notice in materially the form attached hereto as Exhibit D.

3.         INVESTOR’S REPRESENTATIONS AND WARRANTIES.

The Investor represents and warrants to the Company that as of the date hereof and as of the Commencement Date:

(a)       Organization, Authority. Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement and otherwise to carry out its obligations hereunder and thereunder.

(b)       Investment Purpose.  The Investor is acquiring the Securities as principal for its own account, for investment purposes, and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Investor’s right to sell the Securities at any time pursuant to the Registration Statement described herein or otherwise in compliance with applicable federal and state securities laws). The Investor is acquiring the Securities hereunder in the ordinary course of its business.

(c)       Accredited Investor Status. The Investor is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

(d)       Reliance on Exemptions. The Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(e)       Information. The Investor understands that its investment in the Securities involves a high degree of risk. The Investor (i) is able to bear the economic risk of an investment in the Securities including a total loss thereof, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and other matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in Section 4 below. The Investor has sought such accounting, legal and tax advice from its own independent advisors as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities and is not relying on any accounting, legal, tax or other advice from the Company or its officers, employees or representatives. The Investor acknowledges and agrees that the Company neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof.

(f)       No Governmental Review. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of an investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g)       Transfer or Sale. The Investor understands that (i) the Securities may not be offered for sale, sold, assigned or transferred unless (A) registered pursuant to the Securities Act or (B) an exemption exists permitting such Securities to be sold, assigned or transferred without such registration; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

(h)       Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)       Residency. The Investor’s primary place of business is in the State of Florida.

(j)       No Short Selling. The Investor represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Investor, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Depositary Shares or (ii) hedging transaction, which establishes a net short position with respect to the Depositary Shares.

(k)       No General Solicitation. The Investor is not purchasing or acquiring the Securities as a result of any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Securities.

(l)       Underwriter Status. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in the Registration Statement and in any Prospectus contained therein to the extent required by applicable law.

4.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Investor that, except as set forth in the (i) SEC Documents or (ii) disclosure schedules attached hereto, which exceptions shall be deemed to be a part of, and shall qualify, the representations and warranties made hereunder (the “Disclosure Schedules”), as of the Execution Date and as of the Commencement Date:

(a)       Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has no Subsidiaries required to be disclosed pursuant to Item 601(b)(21)(ii) of Regulation S-K, except as set forth in the Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2023 filed with the SEC on April 19, 2024 (the “2023 20-F”).

(b)       Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and (subject to any applicable rules and regulations of the Principal Market) perform its obligations under this Agreement, the Registration Rights Agreement and each of the other Transaction Documents, and to issue the Securities in accordance with the terms hereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, if applicable, the allotment of the Commitment Shares (as defined below in Section 5(e)) and the Purchase Shares issuable under this Agreement, have been duly authorized by the Company’s Board of Directors (the “Board of Directors”) and no further consent or authorization is required by the Company, its Board of Directors or its shareholders (except as provided in this Agreement), (iii) each of this Agreement and the Registration Rights Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) each of this Agreement and the Registration Rights Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, assuming the due authorization, execution and delivery of the other party thereto, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies, (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. The Board of Directors, or any committee thereof, has approved the resolutions (the “Signing Resolutions”) substantially in the form provided to the Investor to authorize this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby. The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any respect. The Company has delivered to the Investor a true and correct copy of minutes of a meeting of the Board of Directors, or any committee thereof, at which the Signing Resolutions were duly adopted by the Board of Directors or a unanimous written consent adopting the Signing Resolutions executed by all of the members of the Board of Directors or any committee thereof. Except as set forth in this Agreement, no other approvals or consents of the Board of Directors, any authorized committee thereof, or shareholders (except as provided in this Agreement) is necessary under applicable laws and the Articles of Association (as defined below) to authorize the execution and delivery of the Transaction Documents or any of the transactions contemplated thereby, including, but not limited to, the allotment of the Purchase Shares and, if applicable, the Commitment Shares.

(c)       Capitalization. As of the Execution Date, the authorized share capital of the Company is set forth on Section 4(c) of the Disclosure Schedule. Except as disclosed in the SEC Documents (as defined below) or in Section 4(c) of the Disclosure Schedule, (i) none of the Company’s share capital is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any share capital of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional share capital of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any share capital of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any share appreciation rights or “phantom share” plans or agreements or any similar plan or agreement. The Company has furnished or made available (provided that any documents filed with the SEC and available on the SEC’s EDGAR system shall be deemed to have been made available) to the Investor true and correct copies of the Company’s Articles of Association, as in effect on the Execution Date (the “Articles of Association”), and summaries of the material terms of all securities convertible into or exercisable for Ordinary Shares (including Ordinary Shares represented by Depositary Shares), if any, and copies of any documents containing the material rights of the holders thereof in respect thereto that are not disclosed in the SEC Documents.

(d)       Issuance of Securities. Upon the allotment and payment therefor in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights with respect to the issue thereof imposed by the Company, with the holders being entitled to all rights accorded to a holder of Depositary Shares. Upon the allotment in accordance with the terms and conditions of this Agreement, the Commitment Shares (as defined in Section 5(e)), if any, shall be validly issued, fully paid and nonassessable and free from all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights with respect to the issue thereof imposed by the Company, with the holders being entitled to all rights accorded to a holder of Depositary Shares.

(e)       No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the allotment of the Purchase Shares and, if applicable, the Commitment Shares) will not (i) result in a violation of the Articles of Association or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations, the rules of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its certificate or articles of association, any certificate of designation, preferences and rights of any outstanding series of preferred shares of the Company or other organizational documents, as applicable. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority; or (iii) is in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act, the Companies Act or applicable state securities laws and the rules of the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as set forth elsewhere in this Agreement or as required by the Companies Act, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date. Except as disclosed in the SEC Documents, since one year prior to the Execution Date, the Company has not received nor delivered any notices or correspondence from or to the Principal Market, other than routine correspondence. Except as disclosed in the SEC Documents, the Principal Market has not commenced any delisting proceedings against the Company.

(f)       SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the Execution Date (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, presented fairly, in all material respects, the consolidated financial position of the Company as of the dates indicated and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company for the periods specified and were prepared in compliance in all material respects with the requirements of the Securities Act and Exchange Act, as applicable, as in effect as of the time of filing and have been prepared in accordance with International Financial Reporting Standards applied on a consistent basis (“IFRS”) (except (i) for such adjustments to accounting standards and practices as are noted therein and (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements, and subject to immaterial year-end audit adjustments) during the periods involved; and the other financial and statistical data with respect to the Company contained or incorporated by reference in the SEC Documents, are accurately and fairly presented in all material respects and prepared on a basis materially consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company does not have any material liabilities or obligations, direct or contingent (including any off balance sheet obligations), not described in the SEC Documents (including the exhibits thereto and documents incorporated by reference thereto), which are required to be described in the SEC Documents (including the exhibits thereto and documents incorporated by reference thereto). Other than as set forth the SEC Documents, the Company does not have pending before the SEC any request for confidential treatment of information.

(g)       Absence of Certain Changes; No Undisclosed Events, Liabilities or Developments; Solvency. Except as disclosed in the SEC Documents, since December 31, 2023, there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect. Except for the issuance of the Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that is required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one (1) Business Day prior to the date that this representation is made. Since December 31, 2023, the Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

(h)       Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, inquiry, notice of violation, proceeding, or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”), which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, which would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(i)       Acknowledgment Regarding Investor’s Status. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

(j)       No General Solicitation; No Integrated Offering. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities contemplated hereby. Neither the Company, nor or any of its affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to be integrated with prior offerings by the Company in a manner that would require shareholder approval pursuant to the rules of the Principal Market. The issuance and sale of the Securities hereunder, as of the date of this Agreement, does not contravene the rules and regulations of the Principal Market.

(k)       Intellectual Property Rights. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Documents and which the failure to so have would reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Documents, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)       Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)       Title. Except as set forth in the SEC Documents, the Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects (“Liens”) and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and, to the knowledge of the Company, enforceable leases with which the Company and its Subsidiaries are in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(n)       Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries, taken as a whole.

(o)       Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of any Proceeding relating to the revocation or modification of any Material Permit. For all purposes of this Agreement, the term “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

(p)       Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except for taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(q)       Transactions With Affiliates and Employees.  Except as disclosed in the SEC Documents, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, shareholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including share option agreements under any share option plan of the Company.

(r)       Application of Takeover Protections. The Company and its Board of Directors have taken or will take prior to the Commencement Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Association or the laws of the state of its incorporation which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

(s)       Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents that will be timely publicly disclosed by the Company, the Company confirms that neither it nor any other Person authorized to act on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the SEC Documents.  The Company understands and confirms that the Investor will rely on the foregoing representation in effecting purchases and sales of securities of the Company. All of the disclosure furnished by or on behalf of the Company by a Person authorized by the Company to the Investor regarding the Company, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and at the time when made, not misleading. The Company acknowledges and agrees that the Investor neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3 hereof.

(t)       Foreign Corrupt Practices. Neither the Company nor any Subsidiary has, and to the Company’s knowledge, no agent or other person acting on behalf of the Company and each Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company and each Subsidiary (or made by any person acting on behalf of the Company and each Subsidiary of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(u)       DTC Eligibility. The Company, through the Depositary, currently participates in the DTC Fast Automated Securities Transfer (FAST) Program and the Depositary Shares can be transferred electronically to third parties via the DTC Fast Automated Securities Transfer (FAST) Program.

(v)       Sarbanes-Oxley Act; Internal Controls. The Company and the Subsidiaries are in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the Execution Date, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the Execution Date, in each case as they apply to the Company given its status as a foreign private issuer (as such term is defined under the Securities Act). Except as disclosed in the SEC Documents, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Documents, the Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s certifying officers evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed annual periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Except as disclosed in the Company’s most recently filed annual periodic report under the Exchange Act, since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially adversely affected, or are reasonably likely to materially adversely affect, the internal control over financial reporting of the Company and its Subsidiaries.

(w)       Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents, other than the Commitment Fee to the Investor. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4(w) that may be due in connection with the transactions contemplated by the Transaction Documents.

(x)       Investment Company. Neither the Company or its Subsidiaries is or, after giving effect to the offering and sale of the Securities to the Investor pursuant to this Agreement, will be, required to be registered as an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(y)       Listing and Maintenance Requirements. The Depositary Shares and Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Depositary Shares or Ordinary Shares pursuant to the Exchange Act nor has the Company received any written notification that the SEC is currently contemplating terminating such registration. The issued and outstanding shares of Depositary Shares are listed and admitted for trading on the Principal Market, and the Company is in compliance in all material respects with the current listing requirements of the Principal Market; and the Securities will be listed and admitted for trading on the Principal Market at or prior to Commencement, with respect to any Commitment Shares, and prior to the time of sale to the Investor pursuant to this Agreement, with respect to the Purchase Shares. Except as disclosed in the SEC Documents, the Company has not, in the twelve (12) months preceding the Execution Date, received any notice from the Principal Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Market. Except as disclosed in the SEC Documents, the Company is, and currently has no reason to believe that it will not in the reasonably foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(z)       Accountants. As of the Execution Date, the Company’s accounting firm is PKF Littlejohn LLP. To the knowledge of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.

(aa)     No Market Manipulation. The Company has not, and to its knowledge no Person acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(bb)     Shell Company Status. The Company is not currently, and to its knowledge has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

(cc)     Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(dd)     U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

(ee)     Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ff)     Money Laundering. The operations of the Company and its Subsidiaries are conducted in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(gg)     Labor Matters. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which would reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all applicable foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(hh)     Cybersecurity. (i)(x) To the Company’s knowledge, there has been no security breach or other compromise of or relating to any of the Company’s or any Subsidiary’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and the Subsidiaries have not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Company and the Subsidiaries are presently in compliance with all applicable laws or statutes and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (iii) the Company and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company and the Subsidiaries have implemented backup and disaster recovery technology consistent with customary industry standards and practices.

(ii)       Reserved.

(jj)       No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

5.        COVENANTS.

(a)       Filing of Current Report and Registration Statement. The Company agrees that it shall, within the time required under the Exchange Act, file with the SEC a report on Form 6-K relating to the transactions contemplated by, and describing the material terms and conditions of, this Agreement and the Registration Rights Agreement (the “Current Report”). The Company shall also file with the SEC, within forty-five (45) calendar days from the Execution Date, a new registration statement on Form F-1 (the “Registration Statement”) covering only the resale of up to [35,000,000] Purchase Shares and, if applicable, up to 875,000 Commitment Shares (in each case, assuming the issuance and sale of such shares at the Floor Price per Depositary Share), in accordance with the terms of the Registration Rights Agreement between the Company and the Investor, dated as of the Execution Date (the “Registration Rights Agreement”). The Company shall permit the Investor to review and comment upon the substantially final pre-filing draft version of the Current Report at least two (2) Business Days prior to its filing with the SEC, and the Company shall give due consideration to all such comments. The Investor shall use its reasonable best efforts to comment upon the Current Report within one (1) Business Day from the date the Investor receives the substantially final version thereof from the Company. The Investor shall cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Current Report and the Registration Statement with the SEC.

(b)       Blue Sky. The Company shall take all such action, if any, as is reasonably necessary in order to obtain an exemption for or to register or qualify (i) the issuance of the Commitment Shares, if applicable, and the sale of the Purchase Shares to the Investor under this Agreement and (ii) any subsequent resale of any Commitment Shares and all Purchase Shares by the Investor, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Investor from time to time, and shall provide evidence of any such action so taken to the Investor; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(c)       Listing/DTC. The Company shall use its commercially reasonable efforts to promptly secure the listing of all of the Purchase Shares and Commitment Shares, if any, to be issued to the Investor hereunder on the Principal Market (subject to official notice of issuance) and upon each other national securities exchange or automated quotation system, if any, upon which the Depositary Shares are then listed, and shall use commercially reasonable efforts to maintain, so long as any Depositary Shares shall be so listed, such listing of all such Securities from time to time issuable hereunder. The Company shall use commercially reasonable efforts to maintain the listing of the Depositary Shares on the Principal Market and shall comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules and regulations of the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action that would reasonably be expected to result in the delisting or suspension of the Depositary Shares on the Principal Market. The Company shall promptly, and in no event later than four (4) Business Days after receipt, provide to the Investor copies of any notices it receives from any Person regarding the continued eligibility of the Depositary Shares for listing on the Principal Market; provided, however, that the Company shall not be required to provide the Investor copies of any such notice that the Company reasonably believes constitutes material non-public information and the Company would not be required to publicly disclose such notice in any report or statement filed with the SEC and under the Exchange Act or the Securities Act. Notwithstanding the foregoing, the requirements of this Section 5(c) shall be satisfied to the extent that the contents of such notice are made available through a document filed by the Company with the SEC and available on the SEC’s EDGAR system (or any successor thereto) within the required time period. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(c). The Company shall take commercially reasonable actions necessary to ensure that its Depositary Shares can be transferred electronically as DWAC Shares.

(d)       Prohibition of Short Sales and Hedging Transactions; Selling Restrictions. The Investor agrees that beginning on the date of this Agreement and ending on the date of that is one Business Day following the termination of this Agreement as provided in Section 11, the Investor and its agents, representatives and affiliates, including any entity managed or controlled by the Investor shall not, directly or indirectly, in any manner whatsoever (i) enter into or effect, directly or indirectly, any (x) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Depositary Shares or (y) hedging transaction, which establishes a net short position with respect to the Depositary Shares or (ii) be in violation of Regulation SHO. In addition to the foregoing, in connection with any sale of Securities, the Investor shall comply in all respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act.

(e)       Commitment Fee. In consideration for the Investor’s execution and delivery of this Agreement, the Investor shall be entitled to receive a fee of $875,000 (equaling 2.5% of the Available Amount) in cash in immediately available funds to an account designated by the Investor, which amount shall be due and payable on the Execution Date, as a commitment fee (the “Commitment Fee”), of which (i) 1.75% of the Available Amount ($612,500) shall be paid to the Investor on the Execution Date (the “Initial Commitment Fee”) and (ii) the balance of such Commitment Fee shall by paid to the Investor, in a pro rata fashion, simultaneously with the delivery of any and all Purchase Shares purchased under this Agreement under every Fixed Purchase Notice, VWAP Purchase Notice and/or Additional VWAP Purchase Notice (each a “Commitment Fee Payment Date”). In the event that the Company fails to pay the applicable portion of the Commitment Fee to the Investor on the relevant Commitment Fee Payment Date, the Company shall have the right, at the Company’s discretion, to issue Depositary Shares representing the value of the applicable portion of the Commitment Fee in the aggregate (valued at the closing sale price for the Depositary Shares on the Primary Market on the Business Day immediately prior to the Execution Date) (collectively, the “Commitment Shares”) to release the Company of its liability to pay such portion of the Commitment Fee to the Investor as a liquidated sum, which shall be issued by the Company to the Investor within five (5) Business Days after the relevant Commitment Fee Payment Date (any Commitment Shares that are issued in respect of the Initial Commitment Fee are herein referred to as the “Initial Commitment Shares”). Upon any issuance of Commitment Shares, the Company shall deliver to the Depositary a Depositary Instruction Letter (as defined herein) with respect to the issuance of such Commitment Shares. For the avoidance of doubt, (i) no payment is due by the Investor for any Commitment Shares, if any, issued to it by the Company pursuant to the terms of this Agreement to release the Company of its liability to pay the Commitment Fee, and (ii) any remaining amount of the Commitment Fee shall be payable by the Company to the Investor in cash in immediately available funds to an account designated by the Investor upon the termination of this Agreement (the Company shall have the right, at the Company’s discretion, to issue Commitment Shares to the Investor to release the Company of its liability to pay such remaining amount).

(f)       Due Diligence; Non-Public Information. The Investor shall have the right, from time to time as the Investor may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours upon three (3) Business Days’ prior written notice. The Company and its officers and employees shall provide material information and reasonably cooperate with the Investor in connection with any reasonable request by the Investor related to the Investor’s due diligence of the Company. Each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party. The Company confirms that neither it nor any other Person acting on its behalf shall provide the Investor or its agents or counsel with any information that constitutes material, non-public information about the Company or its Subsidiaries, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any Person acting on its behalf (as determined in the reasonable good faith judgment of the Investor), in addition to any other remedy provided herein or in the other Transaction Documents, if the Investor is holding any Securities at the time of the disclosure of material, non-public information, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided the Investor shall have first provided notice to the Company that it believes it has received information that constitutes material, non-public information, the Company shall have at least two (2) Business Days to either (i) demonstrate that such information is not material non-public information to the reasonable satisfaction of the Investor or (ii) publicly disclose such material, non-public information prior to any such disclosure by the Investor. The Investor shall not have any liability to the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, shareholders or agents, for any such disclosure, so long as the Investor has complied with this Section 5(f). The Company understands and confirms that the Investor shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

(g)        Purchase Records. The Investor and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and Purchase Amounts for each Fixed Purchase, VWAP Purchase and Additional VWAP Purchase or shall use such other method, reasonably satisfactory to the Investor and the Company.

(h)        Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of Depositary Shares to the Investor made under this Agreement. For the avoidance of doubt, any other taxes incurred by the Investor (including any taxes on income resulting from the transactions contemplated by this Agreement) shall solely be the responsibility of the Investor.

(i)       Use of Proceeds. The Company will use the net proceeds from the offering for any corporate purpose at the sole discretion of the Company.

(j)       Other Transactions. During the term of this Agreement, the Company shall not enter into, announce or recommend to its shareholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents, including, without limitation, the obligation of the Company to deliver the Purchase Shares and the Commitment Shares to the Investor in accordance with the terms of the Transaction Documents. Notwithstanding the foregoing, the Company shall not be in breach of this section if the Company enters into, announces or recommends to its shareholders any business combination (or similar) whereby the shareholders of the Company immediately prior to the effective time of such business combination would own less than a 50.0% of the outstanding shares of the Company immediately following the effective time of such business combination.

(k)       Integration. From and after the date of this Agreement, neither the Company, nor or any of its affiliates will, and the Company shall use its commercially reasonable efforts to ensure that no Person acting on their behalf will, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would reasonably be expected to (i) require registration of the offer and sale by the Company to the Investor of any of the Securities under the Securities Act, or (ii) cause this offering of the Securities by the Company to the Investor to be integrated with other offerings by the Company in a manner that would require shareholder approval pursuant to the rules of the Principal Market, unless in the case of this clause and (iii), shareholder approval is obtained before the closing of such subsequent transaction in accordance with the rules of such Principal Market, if applicable.

(l)       Fees and Expenses. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation and preparation this Agreement, provided however that on the Execution Date, the Company shall pay a document preparation fee to the Investor to reimburse up to $35,000 of the Investor’s legal fees.

(m)       Bring Down Representations. The Investor shall have the right to request and receive up to once per fiscal quarter, upon five (5) days prior written notice, a certificate, executed by the CEO, President or CFO of the Company in the form attached hereto as Exhibit A, certifying that the representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 above, in which case, the portion of such representations and warranties so qualified shall be true and correct without further qualification) as of such date and as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with as of such date.

(n)       Disclosure Schedules. The Company may, from time to time, update the Disclosure Schedules as may be required to satisfy the conditions set forth in Section 8(c) and Section 5(m). For purposes of this Section 5(n), any disclosure made in a schedule to the Compliance Certificate shall be deemed to be an update of the Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, no update to the Disclosure Schedule pursuant to this Section 5(n) shall cure any breach of a representation or warranty of the Company contained in this Agreement and made prior to the update and shall not affect any of the Investor’s rights or remedies with respect thereto.

(o)       Reasonable Efforts. The Company will use reasonable efforts, following the delivery of any Fixed Purchase Notice, VWAP Purchase Notice and/or Additional VWAP Purchase Notice, to have any Purchase Shares pursuant to such notice delivered to the Investor as soon as practicable following thereof. The Company will submit a Depositary Instruction Letter (as defined herein) to the Depositary with respect to any Fixed Purchase, VWAP Purchase and/or Additional VWAP Purchase on the same day the Company delivers the applicable Fixed Purchase Notice, VWAP Purchase Notice and/or Additional VWAP Purchase Notice.

6.       DEPOSITARY INSTRUCTIONS.

Following the delivery of any Fixed Purchase Notice, VWAP Purchase Notice or Additional VWAP Purchase Notice, the Company shall issue to the Depositary, or any subsequent depositary, a form of instruction letter in substantially the form attached hereto as Exhibit C or agreed to by the parties (the “Depositary Instruction Letter”), to advise the Depositary of the Commencement. All Purchase Shares and Commitment Shares, if any, to be issued from and after the Commencement to or for the benefit of the Investor pursuant to this Agreement shall be issued only as DWAC Shares. The Company represents and warrants to the Investor that, while this Agreement is in effect, no instruction other than instruction letters in the form of the Depositary Instruction Letter referred to in this Section 6 will be given by the Company to the Depositary with respect to the Purchase Shares or the Commitment Shares, if any, from and after Commencement, and the Purchase Shares and the Commitment Shares, if any, covered by the Registration Statement shall otherwise be freely transferable on the books and records of the Company. If the Investor effects a sale, assignment or transfer of the Purchase Shares or the Commitment Shares, if any, the Company shall permit the transfer and shall promptly instruct the Depositary (and any subsequent depositary) to issue DWAC Shares in such name and in such denominations as specified by the Investor to effect such sale, transfer or assignment. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 6 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 6, that the Investor shall be entitled, in addition to all other available remedies, to seek an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

7.	CONDITIONS TO THE COMPANY’S RIGHT TO COMMENCE

SALES OF SHARES OF DEPOSITARY SHARES.

The right of the Company hereunder to commence sales of the Purchase Shares as of the Commencement Date is subject to the satisfaction of each of the following conditions:

(a)  The Investor shall have executed each of the Transaction Documents and delivered the same to the Company;

(b)  The Registration Statement covering the resale of up to 35,000,000 Purchase Shares and up to 875,000 Commitment Shares shall have been declared effective under the Securities Act by the SEC, and no stop order with respect to the Registration Statement shall be pending or threatened by the SEC; and

(c)  The representations and warranties of the Investor shall be true and correct in all material respects as of the Execution Date and as of the Commencement Date as though made at that time.

8.	CONDITIONS TO THE INVESTOR’S OBLIGATION TO PURCHASE SHARES OF DEPOSITARY SHARES.

The obligation of the Investor to buy Purchase Shares under this Agreement is subject to the satisfaction of each of the following conditions on or prior to the Commencement Date and, once such conditions have been initially satisfied, there shall not be any ongoing obligation to satisfy such conditions after the Commencement has occurred:

(a)       The Company shall have executed each of the Transaction Documents and delivered the same to the Investor;

(b)       The Commitment Fee or the Initial Commitment Shares, as applicable, shall have been paid or issued, as the case may be, to the Investor.

(c)       The Depositary Shares shall be listed or quoted on the Principal Market, subject only to customary listing conditions, trading in the Depositary Shares shall not have been within the last 365 days suspended by the SEC or the Principal Market, and all Depositary Shares representing Securities to be issued by the Company to the Investor pursuant to this Agreement shall have been approved for listing or quotation, if applicable, on the Principal Market in accordance with the applicable rules and regulations of the Principal Market, subject only to official notice of issuance and any standard listing conditions for transactions of this nature;

(d)       The Investor shall have received the opinions of the Company’s United States and United Kingdom legal counsel, each dated as of the Commencement Date, substantially in the form heretofore agreed by the parties hereto;

(e)       The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 4 above, in which case, the portion of such representations and warranties so qualified shall be true and correct without further qualification) as of the Execution Date and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date. The Investor shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Commencement Date, to the foregoing effect in the form attached hereto as Exhibit A;

(f)       The Board of Directors, or a committee thereof, shall have adopted resolutions approving the transactions contemplated hereby, which resolutions shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g)       As of the Commencement Date, the Company shall have allotted (i) solely for the purpose of effecting purchases of Purchase Shares hereunder, up to 350,000,000,000 Ordinary Shares, which represents 35,000,000 Depositary Shares sold at the Floor Price per Depositary Share, and (ii) solely for the purpose of effecting the issuance of Commitment Shares hereunder, if any, up to 8,750,000,000 Ordinary Shares, which represents 875,000 Depositary Shares issued at the Floor Price per Depositary Share;

(h)       Reserved.

(i)       The Company shall have delivered to the Investor a certificate evidencing the incorporation and good standing of the Company in England and Wales issued by the Companies House as of a date within ten (10) Business Days of the Commencement Date;

(j)       The Company shall have delivered to the Investor a certified copy of the Articles of Association as certified by the Companies House within ten (10) Business Days of the Commencement Date;

(k)       The Company shall have delivered to the Investor an officer’s certificate executed by the Chief Financial Officer of the Company, dated as of the Commencement Date, in the form attached hereto as Exhibit B;

(l)       The Registration Statement covering the resale of up to 35,000,000 Purchase Shares and up to 875,000 Commitment Shares shall have been declared effective under the Securities Act by the SEC, and no stop order with respect to the Registration Statement shall be pending or threatened by the SEC. The Company shall have prepared and filed with the SEC, not later than one (1) Business Day after the effective date of the Registration Statement, a final and complete prospectus (the preliminary form of which shall be included in the Registration Statement) and shall have delivered to the Investor a true and complete copy thereof. Such prospectus shall be current and available for the resale by the Investor of all of the Securities covered thereby. The Current Report shall have been filed with the SEC as required pursuant to Section 5(a). All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC at or prior to the Commencement Date pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act;

(m)       No Suspension Event has occurred and be continuing, or any event which, after notice and/or lapse of time, would become a Suspension Event has occurred and is continuing;

(n)       All federal, state and local governmental laws, rules and regulations applicable to the transactions contemplated by the Transaction Documents and necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby in accordance with the terms thereof shall have been complied with in all material respects, and all consents, authorizations and orders of, and all filings and registrations with, all federal, state and local courts or governmental agencies and all federal, state and local regulatory or self-regulatory agencies necessary for the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby in accordance with the terms thereof shall have been obtained or made, including, without limitation, in each case those required under the Securities Act, the Exchange Act, applicable state securities or “Blue Sky” laws or applicable rules and regulations of the Principal Market, or otherwise required by the SEC, the Principal Market or any state securities regulators;

(o)       No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state or local court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Transaction Documents; and

(p)       No action, suit or proceeding before any federal, state, local or foreign arbitrator or any court or governmental authority of competent jurisdiction shall have been commenced or threatened, and no inquiry or investigation by any federal, state, local or foreign governmental authority of competent jurisdiction shall have been commenced or threatened, against the Company, or any of the officers, directors or affiliates of the Company, seeking to restrain, prevent or change the transactions contemplated by the Transaction Documents, or seeking material damages in connection with such transactions.

9.	INDEMNIFICATION.

In consideration of the Investor’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and all of its affiliates, shareholders, members, officers, directors and employees and any of the foregoing Person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable and documented out-of-pocket attorneys’ fees and disbursements (the “Indemnified Liabilities”), actually incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document executed by the Company contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, other than with respect to Indemnified Liabilities which directly and primarily result from the fraud, gross negligence, bad faith or willful misconduct of an Indemnitee. The indemnity in this Section 9 shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Payment under this indemnification shall be made within thirty (30) days from the date the Investor makes written request for it (with accompanying presentation of documentary evidence); provided that the Investor shall promptly reimburse the Company for any portion of such payment that a court of competent jurisdiction determines by final and non-appealable judgment that any such Indemnitee was not entitled to receive hereunder. If any action shall be brought against any Indemnitee in respect of which indemnity may be sought pursuant to this Agreement, such Indemnitee shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnitee. Any Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Indemnitee, in which case the Company shall be responsible for the reasonable and documented out-of-pocket fees and expenses of no more than one such separate counsel. Each Indemnitee, as a condition to receiving indemnification as provided in this Section 9, will cooperate in all reasonable respects with the Company in the defense of any action or claim as to which indemnification is sought.

10.       SUSPENSION EVENTS.

A “Suspension Event” shall be deemed to have occurred at any time as any of the following events occurs and continues, taking into account any applicable grace or cure period:

(a)       the effectiveness of a registration statement registering the resale of the Securities lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such registration statement (or the prospectus forming a part thereof) is unavailable to the Investor for resale of any or all of the Securities to be issued to the Investor under the Transaction Documents, and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period, but excluding a lapse or unavailability where (i) the Company terminates a registration statement after the Investor has confirmed in writing that all of the Securities covered thereby have been resold or (ii) the Company supersedes one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering Securities (provided in the case of this clause (ii) that all of the Securities covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

(b)       the suspension of the Depositary Shares from trading on the Principal Market for a period of one (1) Business Day (other than in connection with a general suspension of trading of all securities on the Principal Market), provided that the Company may not direct the Investor to purchase any shares of Depositary Shares during any such suspension;

(c)       the delisting of the Depositary Shares from The Nasdaq Capital Market (or any nationally recognized successor thereto), unless the Depositary Shares are then immediately thereafter trading on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, or the OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successors thereto);

(d)       the failure for any reason by the Depositary to issue Purchase Shares to the Investor on the Business Days on which the Investor is entitled to receive such Purchase Shares;

(e)       the Company breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach would reasonably be expected to have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(f)       if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law and such proceeding is not dismissed;

(g)       if the Company, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or is generally unable to pay its debts as the same become due;

(h)       a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company for so long as such order, decree or similar action remains in effect;

(i)       if at any time the Company is not eligible to transfer its Depositary Shares electronically as DWAC Shares; or

(j)       if at any time after the Commencement Date, an event has occurred that has had a Material Adverse Effect.

In addition to any other rights and remedies under applicable law and this Agreement, so long as a Suspension Event has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become a Suspension Event has occurred and is continuing, the Company shall not deliver to the Investor any Fixed Purchase Notice, VWAP Purchase Notice or Additional VWAP Purchase Notice until such Suspension Event has been cured or is no longer continuing. Notwithstanding the foregoing, nothing herein shall be deemed to apply to any notice from any Principal Market received in the future regarding the Company’s failure to comply with the continued listing standards of such Principal Market, unless and until all compliance and appeal periods for such failure have lapsed or expired.

11.       TERMINATION

This Agreement may be terminated only as follows:

(a)       If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company which is not discharged within 90 days, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors (any of which would be a Suspension Event as described in Sections 10(f), 10(g) and 10(h) hereof), this Agreement shall automatically terminate without any liability or payment to the Company (except as set forth below) without further action or notice by any Person.

(b)       In the event that (i) the Company fails to file the Registration Statement with the SEC within the period specified in Section 5(a) hereof in accordance with the terms of the Registration Rights Agreement or (ii) the Commencement shall not have occurred on or before the one year anniversary of the Execution Date, due to the failure to satisfy the conditions set forth in Sections 7 and 8 above with respect to the Commencement, then, in the case of clause (i) above, this Agreement may be terminated by the Investor at any time prior to the filing of the Registration Statement and, in the case of clause (ii) above, this Agreement may be terminated by either party at the close of business on the one year anniversary of the Execution Date or thereafter, in each case without liability of such party to the other party (except as set forth below); provided, however, that the right to terminate this Agreement under this Section 11(b) shall not be available to any party if such party is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of such party contained in this Agreement fails to be true and correct such that the conditions set forth in Section 7(c) or Section 8(e), as applicable, could not then be satisfied.

(c)       At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Investor electing to terminate this Agreement without any liability whatsoever of any party to any other party under this Agreement (except as set forth below). The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Investor, and is subject to the Company having satisfied all of its pending Purchase Share (if any) and any Commitment Share delivery obligations, and any other obligations, prior to the termination date.

(d)       This Agreement shall automatically terminate on the date that the Company sells and the Investor purchases (including by payment of the applicable Fixed Purchase Price, VWAP Purchase Price or Additional VWAP Purchase Price, as the case may be) the full Available Amount as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement (except as set forth below).

(e)       If, for any reason or for no reason, the full Available Amount has not been purchased in accordance with Section 2 of this Agreement by the Maturity Date, this Agreement shall automatically terminate on the Maturity Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement (except as set forth below).

Except as set forth in Sections 11(a) (in respect of a Suspension Event under Sections 10(f), 10(g) and 10(h)), 11(d) and 11(e), any termination of this Agreement pursuant to this Section 11 shall be effected by written notice from the Company to the Investor, or the Investor to the Company, as the case may be, setting forth the basis for the termination hereof. The representations and warranties and covenants of the Company and the Investor contained in Sections 3, 4, 5, and 6 hereof, the indemnification provisions set forth in Section 9 hereof and the agreements and covenants set forth in Sections 10, 11 and 12 shall survive the execution and delivery of this Agreement and any termination of this Agreement. No termination of this Agreement shall (i) affect the Company’s or the Investor’s rights or obligations under (A) this Agreement with respect to pending Fixed Purchases, VWAP Purchases or Additional VWAP Purchases and the Company and the Investor shall complete their respective obligations with respect to any pending Fixed Purchases, VWAP Purchases and Additional VWAP Purchases under this Agreement and (B) the Registration Rights Agreement, which shall survive any such termination, or (ii) be deemed to release the Company or the Investor from any liability for intentional misrepresentation or willful breach of any of the Transaction Documents.

12.       MISCELLANEOUS.

(a)       Governing Law; Jurisdiction; Jury Trial. This Agreement, and all claims or cause of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court in the City and County of Wilmington, New Castle County for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court in the City and County of Wilmington, New Castle County, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b)       Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

(c)       Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)       Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)       Entire Agreement. The Transaction Documents supersede all other prior oral or written agreements between the Investor, the Company, their affiliates and Persons acting on their behalf with respect to the subject matter thereof, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. The Company acknowledges and agrees that is has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in the Transaction Documents.

(f)       Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered and received: (i) upon receipt when delivered personally; (ii) upon receipt when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Biodexa Pharmaceuticals PLC 1 Caspian Point, Caspian Way Cardiff, CF10 4DQ, United Kingdom E-mail: stephen.stamp@biodexapharma.com Attention: Stephen Stamp, CEO

With a copy to (which shall not constitute notice or service of process):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 E-mail: JSMcCaffrey@mintz.com Attention: Jason McCaffrey, Esq.

If to the Investor:

C/M Capital Master Fund, LP 1111 Brickell Avenue Suite 2920 Miami, Florida 33131 E-mail: thomas@cm-funds.com/jonathan@cm-funds.com Attention: Thomas Walsh/Jonathan Juchno

With a copy to (which shall not constitute notice or service of process):

Greenberg Traurig, P.A. 333 S.E. 2nd Avenue, Suite 4400 Miami, Florida 33131 Attention: John D. Owens, III, Esq. E-mail: jo@gtlaw.com

If to the Depositary:

JPMorgan Chase Bank, N.A. 383 Madison Avenue, Floor 11 New York, New York 10179 Attention: Depositary Receipts Group E-mail Address: DR_Global_CSM@jpmorgan.com or at such other address and/or email address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s email account containing the time, date, and recipient email address, as applicable or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor, including by merger or consolidation. The Investor may not assign its rights or obligations under this Agreement.

(h)       No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, except as set forth in Section 9 with respect to those persons entitled to indemnity thereunder, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)       Publicity. The Company shall afford the Investor and its counsel with the opportunity to review and comment upon, shall consult with the Investor and its counsel on the form and substance of, and shall give due consideration to all such comments from the Investor or its counsel on, any press release, SEC filing or any other public disclosure by or on behalf of the Company relating to the Investor, its purchases hereunder or any aspect of the Securities, the Transaction Documents or the transactions contemplated thereby (other than any press release, SEC filing or other public disclosure that contains disclosures substantially similar to disclosures previously reviewed by the Investor or its counsel), not less than 24 hours prior to the issuance, filing or public disclosure thereof. The Investor must be provided with a final version of any portion of such press release, SEC filing or other public disclosure relating to the Investor, its purchases hereunder or any aspect of the Securities, the Transaction Documents or the transactions contemplated thereby at least 24 hours prior to any release, issuance, filing or use by the Company thereof.

(j)       Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to consummate and make effective, as soon as reasonably possible, the Commencement, and to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)       Reserved.

(l)       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. In addition, each and every reference to share prices and Depositary Shares in this Agreement shall be subject to adjustment as provided in this Agreement for reverse and forward share splits, Depositary Share-Ordinary Share ratio changes, share dividends, share combinations and other similar transactions of the Ordinary Shares or Depositary Shares that occur after the date of this Agreement.

(m)       Remedies, Other Obligations, Breaches and Injunctive Relief. The Investor’s remedies provided in this Agreement, including, without limitation, the Investor’s remedies provided in Section 9, shall be cumulative and in addition to all other remedies available to the Investor under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Investor contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Investor’s right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement. The Company and Investor each acknowledge that a breach by either of it of its respective obligations hereunder will cause irreparable harm to the Company or Investor, as applicable, and that the remedy at law for any such breach may be inadequate. The Company and Investor each therefore agree that, in the event of any such breach or threatened breach by the other party, the Company, on the one hand, and the Investor, on the other hand, shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required, this being in addition to any other remedy to which either party may be entitled by law or equity.

(n)       Enforcement Costs. In the event that (i) any action for enforcement of this Agreement is commenced or is enforced by the Investor through any legal proceeding; (ii) an attorney is retained to represent the Investor in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Agreement; or (iii) subject to Section 9 hereof, an attorney is retained to represent the Investor in any other proceedings whatsoever in connection with this Agreement, then the Company shall pay to the Investor, as incurred by the Investor, all reasonable costs and expenses including reasonable attorneys’ fees incurred in connection therewith, in addition to all other amounts due hereunder.

(o)       Amendment and Waiver; Failure or Indulgence Not Waiver. No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto and no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

** Signature Page Follows **

IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be duly executed as of the Execution Date.

THE COMPANY:

Biodexa Pharmaceuticals Plc

By:	/s/ Stephen Stamp
Name:	Stephen Stamp
Title:	President and CEO

INVESTOR:

C/M CAPITAL MASTER FUND, LP

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	General Partner

EXHIBITS

Exhibit A	Form of Officer’s Certificate
Exhibit B	Form of CFO’s Certificate
Exhibit C	Form of Instruction Letter
Exhibit D	Form of Purchase Notice

Exhibit 10.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of January 17, 2025 (the “Execution Date”), is entered into by and between BIODEXA PHARMACEUTICALS PLC, a company incorporated under the laws of England and Wales (the “Company”), and C/M CAPITAL MASTER FUND, LP, a Delaware limited partnership (together with its permitted assigns, the “Buyer”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement by and between the parties hereto, dated as of the Execution Date (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”).

WHEREAS:

A.       Upon the terms and subject to the conditions of the Purchase Agreement, (i) the Company has agreed to issue to the Investor, and the Investor has agreed to purchase, up to Thirty-Five Million Dollars ($35,000,000) of the Company’s American Depositary Shares (the “Depositary Shares”), each representing 10,000 of the Company’s ordinary shares, nominal value £0.00005 each (the “Ordinary Shares”), pursuant to the Purchase Agreement (such shares, the “Purchase Shares”), and (ii) the Company has agreed to pay to the Investor a Commitment Fee, or, if not paid in accordance with the Purchase Agreement, issue to the Investor such number of Depositary Shares as consideration for its commitment to purchase Depositary Shares under the Purchase Agreement at such time and otherwise in accordance with the terms set forth in Section 5(e) of the Purchase Agreement (the “Commitment Shares”); and

B.           To induce the Buyer to enter into the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby, intending to be legally bound, agree as follows:

1.            DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a.       “Investor” means the Buyer, any transferee or assignee thereof to whom the Buyer assigns its rights under this Agreement in accordance with Section 9 and who agrees to become bound by the provisions of this Agreement, and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement in accordance with Section 9 and who agrees to become bound by the provisions of this Agreement.

b.       “Person” means any individual or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

c.       “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements of the Company in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such Registration Statement(s) by the United States Securities and Exchange Commission (the “SEC”).

d.       “Registrable Securities” means all of the Commitment Shares and all of the Purchase Shares that may, from time to time, be issued or become issuable to the Investor under the Purchase Agreement (without regard to any limitation or restriction on purchases), and any and all shares of capital shares issued or issuable with respect to the Purchase Shares, the Commitment Shares or the Purchase Agreement as a result of any share split, share dividend, recapitalization, Depositary Share-Ordinary Share ratio change, exchange or similar event or otherwise, without regard to any limitation on purchases under the Purchase Agreement, in each case until such time as such securities cease to be Registrable Securities pursuant to Section 2(e).

e.       “Registration Statement” means one or more registration statements of the Company covering only the resale of the Registrable Securities, including, for the avoidance of doubt, any New Registration Statement (as defined below).

2.            REGISTRATION.

a.       Mandatory Registration. The Company shall, within forty-five (45) calendar days after the Execution Date, file with the SEC an initial Registration Statement on Form F-1 covering the maximum number of Registrable Securities as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Investor under Rule 415 under the Securities Act at then-prevailing market prices (and not fixed prices), as mutually determined by both the Company and the Investor in consultation with their respective legal counsel; provided, however, the Company may delay filing or suspend the use of any Registration Statement if the Company determines upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if the Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use would require premature disclosure of information that could materially adversely affect the Company; provided, however, that in the event the Investor owns Purchase Shares at the time of any such suspension of use of the registration statement, the Company shall use reasonable best efforts to make such registration statement available for the resale of such securities by the Investor as soon as practicable thereafter. The initial Registration Statement shall register only Registrable Securities. The Investor and its counsel shall have a reasonable opportunity to review and comment upon such Registration Statement and any amendment or supplement to such Registration Statement and any related prospectus prior to its filing with the SEC, and the Company shall give due consideration to all such comments. The Investor acknowledges that it will be identified in the initial Registration Statement (and in any New Registration Statement) as an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and the Investor shall furnish all information reasonably requested by the Company for inclusion therein. The Company shall use its commercially reasonable efforts to have the Registration Statement and any amendment declared effective by the SEC at the earliest practicable date. Subject to any grace periods set forth in the Purchase Agreement, the Company shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act and available for the resale by the Investor of all of the Registrable Securities covered thereby at all times until the earlier of (i) the date on which the Investor shall have resold all the Registrable Securities covered by such Registration Statement and (ii) the date of termination of the Purchase Agreement if as of such termination date the Investor holds no Registrable Securities (or, if applicable, the date on which such securities cease to be Registrable Securities after the date of termination of the Purchase Agreement) (the “Registration Period”). The effective Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

2

b.       Rule 424 Prospectus. The Company shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement. The Investor and its counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the SEC, and the Company shall give due consideration to all such comments. The Investor shall use its commercially reasonable efforts to comment upon such prospectus within one (1) Business Day from the date the Investor receives the substantially final pre-filing version of such prospectus.

c.       Sufficient Number of Shares Registered. In the event the number of Depositary Shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, the Company shall, to the extent necessary and permissible, amend the Registration Statement or file a new Registration Statement (a “New Registration Statement”), so as to cover all of such Registrable Securities (subject to the limitations set forth in Section 2(a)) as soon as reasonably practicable, but in any event not later than ten (10) Business Days after the necessity therefor arises, subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act. The Company shall use its commercially reasonable efforts to cause such amendment and/or New Registration Statement to become effective as soon as reasonably practicable following the filing thereof.

d.       Offering. If the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), the Company is otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such initial Registration Statement (after consulting with the Investor and its legal counsel as to the specific Registrable Securities to be removed therefrom) until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid. In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall file one or more New Registration Statements in accordance with Section 2(c) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by the Investor. Notwithstanding any provision herein or in the Purchase Agreement to the contrary, the Company’s obligations to register the Registrable Securities (and any related conditions to the Investor’s obligations) shall be qualified as necessary to comport with any requirement of the SEC or the Staff as addressed in this Section 2(d).

e.       Registrable Securities. Any Registrable Security shall cease to be a “Registrable Security” at the earliest of the following: (i) when a Registration Statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed pursuant to such effective Registration Statement, (ii) when such Registrable Security is held by the Company or one of its subsidiaries, and (iii) the date that is the later of (A) the first (1st) anniversary of the date of termination of the Purchase Agreement in accordance with its terms and (B) the first (1st) anniversary of the date of the last sale of any Registrable Securities to the Investor pursuant to the Purchase Agreement.

3

3.            RELATED OBLIGATIONS.

With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2, including on any New Registration Statement, the Company shall use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

a.       The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the applicable provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement or any New Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement.

b.       The Company shall permit the Investor to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two (2) Business Days prior to filing such Registration Statement or New Registration Statement with the SEC, and not file any such document in a form to which the Investor reasonably objects in writing. The Investor shall use its reasonable best efforts to comment upon the Registration Statement or any New Registration Statement and any amendments or supplements thereto within one (1) Business Day from the date the Investor receives the substantially final version thereof. The Company shall furnish to the Investor, without charge, any correspondence from the SEC or the Staff to the Company or its representatives relating to the Registration Statement or any New Registration Statement.

c.       Upon request of the Investor, the Company shall furnish to the Investor, (i) promptly after the same is prepared and filed with the SEC, at least one electronic copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any Registration Statement, an electronic copy of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the Investor. For the avoidance of doubt, any filing available to the Investor via the SEC’s live EDGAR system shall be deemed “furnished to the Investor” or “delivered to the Investor” hereunder.

d.       The Company shall use commercially reasonable efforts to (i) register and qualify the Registrable Securities covered by any Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (y) subject itself to taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of written notice of the initiation or threatening of any proceeding for such purpose.

4

e.       As promptly as reasonably practicable after becoming aware of any event or fact, the result of which makes a material fact included in any Registration Statement, as then in effect, or any prospectus included therein untrue or results in the omission of a material fact required to be stated therein or necessary in order to make the statements then made therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, the Company shall notify the Investor in writing of the happening of such event or existence of such facts and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor. The Company shall also promptly notify the Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when any Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Investor by email or facsimile on the same day of such effectiveness or by overnight mail), (ii) of any request by the SEC for amendments or supplements to any Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to any Registration Statement would be appropriate.

f.       The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of any Registration Statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

g.       The Company shall (i) cause all the Registrable Securities to be listed on the Principal Market if the listing of such Registrable Securities is then permitted under the rules of the Principal Market, or (ii) secure designation and quotation of all the Registrable Securities on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(g).

h.       The Company shall cooperate with the Investor to facilitate the timely issuance of the Registrable Securities to be offered pursuant to any Registration Statement, it being agreed that such Registrable Securities shall be issued as DWAC Shares and in such denominations or amounts as the Investor may reasonably request and registered in such names as the Investor may request.

i.       The Company shall at all times maintain the services of a depositary with respect to its Depositary Shares.

j.       If reasonably requested in writing by the Investor, the Company shall: (i) as soon as practicable after receipt of written notice from the Investor, incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable upon notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement or New Registration Statement.

5

k.       The Company shall use its commercially reasonable efforts to cause the Registrable Securities covered by any Registration Statement to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary to consummate the disposition of such Registrable Securities.

l.       If requested by the Investor at any time, the Company shall direct its counsel to deliver to the Investor a written confirmation whether or not the effectiveness of any Registration Statement which includes the Registrable Securities has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the Registration Statement is current and available to the Investor for sale of all of the Registrable Securities.

m.       The Company shall take such other reasonable actions necessary to expedite and facilitate disposition by the Investor of Registrable Securities pursuant to any Registration Statement.

4.            OBLIGATIONS OF THE INVESTOR.

a.       The Company shall notify the Investor in writing of the information the Company reasonably requires from the Investor in connection with any Registration Statement hereunder. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of the Investor that the Investor shall promptly furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

b.       The Investor agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder and any amendments and supplements thereof.

c.       The Investor agrees that, upon receipt of any notice from the Company of the happening of any event or existence of facts of the kind described in Section 3(f) or the first sentence of 3(e), the Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until the Investor’s receipt of the copies of a notice regarding the resolution or withdrawal of the stop order or suspension as contemplated by Section 3(f) or the supplemented or amended prospectus as contemplated by the first sentence of Section 3(e). Notwithstanding anything to the contrary, the Company shall direct the Depositary to promptly deliver Depositary Shares without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(f) or the first sentence of Section 3(e) and for which the Investor has not yet settled.

5.             EXPENSES OF REGISTRATION.

Except as provided in the Purchase Agreement, all reasonable expenses of the Company, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company, shall be paid by the Company. For the avoidance of doubt, sales or brokerage commissions and fees and disbursements of counsel for, and other expenses of, the Investor, shall be paid by the Investor, except as may be expressly set forth in the Purchase Agreement.

6

6.            INDEMNIFICATION.

a.       To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, each Person, if any, who controls the Investor, the members, the directors, officers, partners, employees, agents, representatives of the Investor and each Person, if any, who controls the Investor within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement (such settlement with the consent of the Company, and such consent not to be unreasonably withheld) or reasonable expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto or in any filing made by the Company in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement not due to any misrepresentation or breach under this Agreement or the Purchase AGreement by the Investor or (iv) any material violation by the Company of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). Subject to Section 6(c), the Company shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable and documented legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about the Investor furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto or prospectus contained therein, if such Registration Statement, New Registration Statement or amendment thereof or supplement thereof or prospectus contained therein was timely made available by the Company pursuant to Section 3(c) or Section 3(e); (ii) with respect to any superseded prospectus, shall not inure to the benefit of any such Person from whom the Person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any Person controlling such Person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e), and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e); and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 9.

7

b.       In connection with the Registration Statement or any New Registration Statement or prospectus, the Investor agrees to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement or any New Registration Statement, each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act (collectively and together with an Indemnified Person, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information about the Investor set forth on Exhibit A attached hereto or updated from time to time in writing by the Investor and furnished to the Company by the Investor expressly for use in connection with such Registration Statement or prospectus or any New Registration Statement or from the failure of the Investor to deliver or cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e); and, subject to Section 6(d), the Investor will reimburse any legal or other expenses reasonably incurred (and documented) by such Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investor, which consent shall not be unreasonably withheld; provided, further, however, that the Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to the Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 9.

c.       Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the reasonable and documented fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

8

d.       No Person involved in the sale of Registrable Securities who is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to indemnification from any Person involved in such sale of Registrable Securities who is not guilty of fraudulent misrepresentation.

e.       The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred. Any Person receiving a payment pursuant to this Section 6 that is later determined (via definitive adjudication) not to be entitled to such payment shall return such payment to the person making it.

f.       The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to applicable law.

7.           CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8.            REPORTS AND DISCLOSURE UNDER THE SECURITIES ACT.

With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees, at the Company’s sole expense, for as long as the Investor owns Registrable Securities, to use commercially reasonable efforts to:

a.       make and keep public information available, as those terms are understood and defined in Rule 144;

b.       file with the SEC all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

9

c.       furnish to the Investor so long as the Investor owns Registrable Securities, promptly upon request (i) a written statement by the Company that it has complied with the reporting and or disclosure provisions of Rule 144(c), the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration; and

d.       take such additional action as is reasonably requested by the Investor to enable the Investor to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Depositary as may be reasonably requested from time to time by the Investor and otherwise reasonably cooperate with the Investor and the Investor’s broker to effect such sale of securities pursuant to Rule 144; provided, however, the Investor shall provide such documents as may be reasonably required by the Depositary in connection therewith, including any written representations or certifications of the Investor or its broker (which shall not include any opinion of the Investor’s counsel) that may be required by the Depositary in connection therewith.

The Company agrees that damages may be an inadequate remedy for any breach of the terms and provisions of this Section 8 and that Investor shall, whether or not it is pursuing any remedies at law, be entitled to seek equitable relief in the form of a preliminary or permanent injunctions, without having to post any bond or other security, upon any breach or threatened breach of any such terms or provisions.

9.	ASSIGNMENT OF REGISTRATION RIGHTS.

The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor; provided, however, that any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Company remains the surviving entity immediately after such transaction shall not be deemed an assignment. The Investor may not assign its rights under this Agreement without the prior written consent of the Company, other than to an affiliate of the Investor, in which case the assignee must agree in writing to be bound by the terms and conditions of this Agreement.

10.          AMENDMENT OF REGISTRATION RIGHTS.

No provision of this Agreement may be amended or waived by the parties from and after the date that is one (1) Business Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, no provision of this Agreement may be (i) amended other than by a written instrument signed by both parties hereto or (ii) waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

11.          MISCELLANEOUS.

a.       A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities as set forth on the books and records of the Depositary.

10

b.       Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt when delivered personally; (ii) upon receipt when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Biodexa Pharmaceuticals PLC
1 Caspian Point,
Caspian Way
Cardiff, CF10 4DQ, United Kingdom
E-mail:	stephen.stamp@biodexapharma.com
Attention:	Stephen Stamp, CEO

With a copy to (which shall not constitute notice or service of process):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
E-mail:	JSMcCaffrey@mintz.com
Attention:	Jason McCaffrey, Esq.

If to the Investor:

C/M Capital Master Fund, LP
1111 Brickell Avenue
Suite 2920
Miami, Florida 33131
E-mail:	thomas@cm-funds.com/jonathan@cm-funds.com
Attention:	Thomas Walsh/Jonathan Juchno

With a copy to (which shall not constitute notice or service of process):

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention:	John D. Owens, III, Esq.
E-mail:	jo@gtlaw.com

If to the Depositary:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 11
New York, New York 10179
Attention: Depositary Receipts Group
E-mail Address: DR_Global_CSM@jpmorgan.com

11

or at such other address and/or email address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s email account containing the time, date, and recipient email address, as applicable or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c.       This Agreement, and all claims or cause of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court in the City and County of Wilmington, New Castle County for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court in the City and County of Wilmington, New Castle County, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

d.       This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings among the parties hereto, other than those set forth or referred to herein and therein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

e.       This Agreement is intended for the benefit of the parties hereto and, subject to the requirements of Section 9, their successors and permitted assigns and, except as set forth in Section 6 with respect to those Persons entitled to indemnity thereunder, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

12

f.       The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

g.       This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

h.       Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

i.       The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party. The term “or” shall not be exclusive.

* * * * * *

13

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of the Execution Date.

THE COMPANY:

BIODEXA PHARMACEUTICALS PLC

By:/s/ Stephen Stamp
Name: Stephen Stamp
Title: CEO

INVESTOR:

C/M CAPITAL MASTER FUND, LP

By: /s/ Jonathan Juchno
Name: Jonathan Juchno
Title: General Partner

14

EXHIBIT A

TO REGISTRATION RIGHTS AGREEMENT

Information About The Investor Furnished To The Company By The Investor

Expressly For Use In Connection With The Registration Statement

Information With Respect to C/M Capital Master Fund, LP

As of the date of the Purchase Agreement, C/M Capital Master Fund, LP, did not beneficially own any of our Depositary Shares or Ordinary Shares represented by Depositary Shares. Thomas Walsh and Jonathan Juchno, the Managing Partners of C/M Capital Master Fund, LP, are deemed to be beneficial owners of all of the Depositary Shares or Ordinary Shares represented by Depositary Shares owned by C/M Capital Master Fund, LP. Messrs. Walsh and Juchno have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. C/M Capital Master Fund, LP is not a registered broker-dealer or an affiliate of a registered broker-dealer.